For Immediate Release

The J. M. Smucker Company Announces Dividend Increase and Additional Shares for Repurchase Authorized by the Board of Directors

ORRVILLE, Ohio, January 27, 2011— The J. M. Smucker Company (NYSE: SJM) today announced that its Board of Directors (the “Board”) approved an increase in its quarterly dividend from $0.40 to $0.44 per common share, an increase of 10 percent. The dividend is payable on Tuesday, March 1, 2011, to shareholders of record at the close of business on Friday, February 11, 2011.

The increase in the dividend is occurring one quarter earlier than the Company’s historical timing of an April announcement for dividends payable in June. Beginning in fiscal 2012, the Company expects future dividend adjustments will initially be considered by the Board for dividends payable in September of each year. The overall timing of the quarterly dividend payments in March, June, September and December is not expected to change.

In other actions, the Board increased the Company’s share repurchase authorization by five million common shares. Future share repurchases will occur at management’s discretion, and there is no guarantee as to the exact number of shares that may be repurchased. The Company further announced that during its current fiscal quarter, it had completed the repurchase of approximately 3.7 million common shares previously authorized for repurchase by the Board and covered by a Rule 10b5-1 trading plan.

“We are pleased with the Board’s actions to increase the quarterly dividend and authorize additional shares to be repurchased,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “These actions indicate the confidence we have in our business and the strong cash flows it generates. We continue to evaluate opportunities to return value to our shareholders and these actions demonstrate our ability to deliver on that objective.”

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine’s list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company LLC, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC used under license. Borden and Elsie are trademarks used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	the ability of the Company to obtain any required financing;

•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;

•	other factors affecting share prices and capital markets generally; and

•	the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications